Exhibit 99.1

October 31, 2016	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Third-quarter 2016 Financial Results

Declares Fourth-quarter Dividend;
Affirms 2016 Financial Guidance

TULSA, Okla. - Oct. 31, 2016 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its third quarter 2016; declared its quarterly dividend; and affirmed its 2016 financial guidance.

Highlights include:

•	Third-quarter 2016 net income was $12.7 million, or $0.24 per diluted share, compared with $7.4 million, or $0.14 per diluted share, in the third quarter 2015; and

•
The board of directors declared a quarterly dividend of 35 cents per share, or $1.40 per share on an annualized basis, payable on Dec. 1, 2016, to shareholders of record at the close of business on Nov. 14, 2016.

“Our focus continues to be on safety and reliability through investing in our systems,” said Pierce H. Norton II, president and chief executive officer. “Our solid third quarter is reflective of these investments.”

THIRD-QUARTER 2016 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $30.9 million in the third quarter 2016, compared with $24.9 million in the third quarter 2015.

Net margin increased by $9.4 million compared with third quarter 2015, which primarily reflects:

•	An $8.2 million increase from new rates primarily in Oklahoma and Texas; and

•	A $1.1 million increase attributed to net residential customer growth in Oklahoma and Texas.

Third-quarter 2016 operating costs were $112.7 million, compared with $111.6 million in the third quarter 2015.

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

Third-quarter 2016 depreciation and amortization expense was $36.3 million, compared with $34.0 million in the third quarter 2015, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures were $86.5 million for the third quarter 2016, compared with $74.3 million in the third quarter 2015, due primarily to increased system integrity activities and extending service to new areas.

Key Statistics: More detailed information is listed on page 12 in the tables.

•	Residential natural gas sales volumes were 7.4 billion cubic feet (Bcf) in the third quarter 2016, down 1 percent compared with the same period last year;

•	Total natural gas sales volumes were 11.3 Bcf in the third quarter 2016, down 1 percent compared with the same period last year;

•	Natural gas transportation volumes were 46.0 Bcf in the third quarter 2016, up 7 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 57.3 Bcf in the third quarter 2016, up 5 percent compared with the same period last year.

YEAR-TO-DATE 2016 FINANCIAL PERFORMANCE

Operating income for the nine-month 2016 period was $190.6 million, compared with $165.2 million for the same period last year.

Net margin increased by $31.7 million compared with the same period last year, which primarily reflects:

•	A $32.6 million increase from new rates primarily in Oklahoma and Texas;

•	A $2.9 million increase attributed to residential customer growth in Oklahoma and Texas; and

•	A $1.2 million increase in ad-valorem recoveries in Kansas, which is offset with higher related amortization expense; offset partially by

•	A $3.0 million decrease due to lower sales volumes, net of weather normalization, primarily from warmer weather for the nine-month 2016 period, compared with the same period last year; and

•	A $1.3 million decrease due primarily to lower transportation volumes from weather-sensitive customers in Kansas and Oklahoma.

Operating costs for the nine-month 2016 period were $344.9 million, compared with $346.5 million for the same period last year, which primarily reflects:

•	A $3.8 million decrease in outside service expenses and fleet and materials costs;

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

•	A $2.6 million decrease in information technology expenses; and

•	A $2.4 million decrease from the deferral of separation costs incurred in 2014, which was approved in Oklahoma as a regulatory asset; offset partially by

•	A $4.9 million increase in employee-related expenses; and

•	A $2.7 million increase in legal expenses.

Depreciation and amortization expense for the nine-month 2016 period was $106.5 million, compared with $98.6 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures for the nine-month 2016 period were $231.3 million, compared with $199.7 million for the same period last year, due primarily to increased system integrity activities and extending service to new areas.

The company ended the third quarter with $4.5 million of cash and cash equivalents, $41.0 million in short-term borrowings and $1.0 million in letters of credit, leaving $658.0 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at Sept. 30, 2016, was 40 percent.

> View earnings tables

REGULATORY ACTIVITY

Oklahoma

In January 2016, the Oklahoma Corporation Commission approved a joint stipulation and settlement agreement for an increase in Oklahoma Natural Gas’ base rates of $29,995,000. The agreement includes the continuation, with certain modifications, of the Performance-Based Rate Change tariff, established in 2009.

Kansas

In May 2016, Kansas Gas Service filed a request with the Kansas Corporation Commission (KCC) for an increase in base rates, reflecting system investments and operating costs necessary to maintain the safety and reliability of its natural gas distribution system. Kansas Gas Service’s request represented a net base rate increase of $28.0 million. Kansas Gas Service is already recovering $7.4 million from customers through the Gas System Reliability Surcharge (GSRS), resulting in a total base rate increase of $35.4 million.

In October 2016, Kansas Gas Service reached a settlement agreement with all parties for a net increase in base rates of $8.1 million, net of GSRS, resulting in a total base rate increase of $15.5 million. The agreement is a black-box settlement, meaning the parties agreed to a

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

specific revenue number but no specific return on equity. The KCC has until Dec. 28, 2016, to make a ruling, with new rates effective no earlier than Jan. 1, 2017.

Texas

Central Texas Service Area:

In June 2016, Texas Gas Service filed a rate case requesting an increase in revenues of $11.6 million for its Central Texas and South Texas service areas. The filing included a request to consolidate the South Texas service area with the Central Texas service area. Texas Gas Service filed this rate case directly with the incorporated cities of the Central Texas service area, which includes the City of Austin, and the Railroad Commission of Texas (RRC) for the unincorporated areas.

In October 2016, all parties to the filing reached a settlement agreement for an increase in revenues of $6.8 million for the new consolidated service area. In the agreement, the parties established a 9.5 percent return on equity and 60.1 percent common equity ratio.

New rates will be effective November 2016 for customers in the incorporated cities of the former Central Texas service area. Upon RRC approval, new rates will be effective for customers in the unincorporated areas of the new consolidated Central Texas area in early January 2017.

Texas Gas Service expects to file for these new rates in the incorporated areas of the former South Texas service area by January 2017.

West Texas Service Area:

In March 2016, Texas Gas Service filed a rate case requesting an increase in revenues of $12.8 million for its El Paso, Dell City and Permian service areas. The filing included a request to consolidate these three service areas into a new West Texas service area. Texas Gas Service filed this rate case directly with the incorporated cities of the El Paso and Dell City service areas and the RRC for the unincorporated areas. In July 2016, several incorporated cities, including the City of El Paso, denied the request, and Texas Gas Service appealed the denial to the RRC.

In September 2016, the RRC approved consolidation of the three service areas into the new West Texas service area and a base rate increase of $8.8 million, which was based on a 9.5 percent return on equity and a 60.1 percent common equity ratio.

In October 2016, rates went into effect for all service areas, except for the incorporated cities in the former Permian service area, for which Texas Gas Service expects to file for these new rates in the fourth quarter 2016. Also in October 2016, Texas Gas Service and the City of El

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

Paso filed separate motions for rehearing for various issues. The RRC has until January 2017 to make a ruling.

Other Service Areas:

In the normal course of business, Texas Gas Service has received approval for increases totaling $2.0 million in 2016 for rate relief under the Gas Reliability Infrastructure Program and cost-of-service adjustments in other Texas jurisdictions to address investments in rate base and changes in expenses.

2016 FINANCIAL GUIDANCE AFFIRMED

ONE Gas affirmed its 2016 financial guidance, which was updated Aug. 1, 2016, with net income expected to be in the range of $135 million to $140 million, or approximately $2.55 to $2.65 per diluted share.

Capital expenditures are expected to be approximately $305 million in 2016. More than 70 percent of these expenditures are targeted for system integrity and replacement projects.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tues., Nov. 1, 2016, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-466-4587, pass code 1377239, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 1377239.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2016/OGS_2016Q3Earnings-Qqr34Z4Ww.ashx
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ONE Gas, Inc. (NYSE: OGS) is a stand-alone, 100 percent regulated, publicly traded natural gas utility, and trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as anticipate, estimate, expect, project, intend, plan, believe, should, goal, forecast, guidance, could, may, continue, might, potential, scheduled, and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply, and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at reasonable prices and on other reasonable terms;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks or breaches of technology systems and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to attract and retain talented employees, management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

ONE Gas, Inc.
STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
	(Thousands of dollars, except per share amounts)
Revenues	$232,191	$225,226	$986,479	$1,158,543
Cost of natural gas	52,253	54,724	344,439	548,226
Net margin	179,938	170,502	642,040	610,317
Operating expenses
Operations and maintenance	99,402	98,698	302,652	304,681
Depreciation and amortization	36,241	33,956	106,490	98,592
General taxes	13,403	12,897	42,311	41,818
Total operating expenses	149,046	145,551	451,453	445,091
Operating income	30,892	24,951	190,587	165,226
Other income	911	166	1,345	1,051
Other expense	(357)	(1,884)	(1,126)	(2,840)
Interest expense, net	(10,809)	(11,233)	(32,504)	(33,592)
Income before income taxes	20,637	12,000	158,302	129,845
Income taxes	(7,900)	(4,629)	(60,521)	(50,017)
Net income	$12,737	$7,371	$97,781	$79,828

Earnings per share
Basic	$0.24	$0.14	$1.86	$1.52
Diluted	$0.24	$0.14	$1.85	$1.50

Average shares (thousands)
Basic	52,453	52,408	52,452	52,627
Diluted	52,942	53,072	52,962	53,315
Dividends declared per share of stock	$0.35	$0.30	$1.05	$0.90

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

ONE Gas, Inc.
BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2016	2015
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,338,591	$5,132,682
Accumulated depreciation and amortization	1,658,266	1,620,771
Net property, plant and equipment	3,680,325	3,511,911
Current assets
Cash and cash equivalents	4,513	2,433
Accounts receivable, net	105,060	216,343
Materials and supplies	30,098	33,325
Income tax receivable	6,952	38,877
Natural gas in storage	144,230	142,153
Regulatory assets	73,863	32,925
Other current assets	12,457	16,789
Total current assets	377,173	482,845
Goodwill and other assets
Regulatory assets	431,086	435,863
Goodwill	157,953	157,953
Other assets	47,142	46,193
Total goodwill and other assets	636,181	640,009
Total assets	$4,693,679	$4,634,765

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2016	2015
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,245,273 shares at September 30, 2016; issued 52,598,005 and outstanding 52,259,224 shares at December 31, 2015	$526	$526
Paid-in capital	1,748,965	1,764,875
Retained earnings	137,221	95,046
Accumulated other comprehensive income (loss)	(4,054)	(4,401)
Treasury stock, at cost: 352,732 shares at September 30, 2016 and 338,781 shares at December 31, 2015	(20,314)	(14,491)
Total equity	1,862,344	1,841,555
Long-term debt, excluding current maturities and net of issuance costs of $9,051 and $9,645, respectively	1,192,248	1,191,660
Total equity and long-term debt	3,054,592	3,033,215
Current liabilities
Current maturities of long-term debt	7	7
Notes payable	41,000	12,500
Accounts payable	70,562	107,482
Accrued interest	7,691	18,873
Accrued taxes other than income	39,919	37,249
Accrued liabilities	17,812	31,470
Customer deposits	60,425	60,325
Regulatory liabilities	13,204	24,615
Other current liabilities	8,212	11,700
Total current liabilities	258,832	304,221
Deferred credits and other liabilities
Deferred income taxes	1,011,691	951,785
Employee benefit obligations	291,230	272,309
Other deferred credits	77,334	73,235
Total deferred credits and other liabilities	1,380,255	1,297,329
Commitments and contingencies
Total liabilities and equity	$4,693,679	$4,634,765

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2016	2015
	(Thousands of dollars)
Operating activities
Net income	$97,781	$79,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,490	98,592
Deferred income taxes	59,771	19,384
Share-based compensation expense	9,341	3,863
Provision for doubtful accounts	3,521	2,951
Changes in assets and liabilities:
Accounts receivable	107,762	220,392
Materials and supplies	3,227	(5,889)
Income tax receivable	31,925	20,075
Natural gas in storage	(2,077)	25,388
Asset removal costs	(40,715)	(33,744)
Accounts payable	(32,923)	(104,948)
Accrued interest	(11,182)	(11,225)
Accrued taxes other than income	2,670	(4,313)
Accrued liabilities	(13,658)	(8,019)
Customer deposits	100	(1,672)
Regulatory assets and liabilities	(18,726)	64,368
Other assets and liabilities	(21,877)	(15,493)
Cash provided by operating activities	281,430	349,538
Investing activities
Capital expenditures	(231,336)	(199,678)
Other	492	—
Cash used in investing activities	(230,844)	(199,678)
Financing activities
Borrowings (repayments) of notes payable, net	28,500	(42,000)
Repurchase of common stock	(24,066)	(24,122)
Issuance of common stock	1,983	4,471
Dividends paid	(54,923)	(47,178)
Cash used in financing activities	(48,506)	(108,829)
Change in cash and cash equivalents	2,080	41,031
Cash and cash equivalents at beginning of period	2,433	11,943
Cash and cash equivalents at end of period	$4,513	$52,974

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ONE Gas Announces Third-quarter 2016 Financial Results;
Declares Fourth-quarter Dividend; Affirms 2016 Financial Guidance

October 31, 2016

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
	(Millions of dollars, except as noted)
Financial
Net margin	$179.9	$170.5	$642.0	$610.3
Operating costs	$112.7	$111.6	$344.9	$346.5
Depreciation and amortization	$36.3	$34.0	$106.5	$98.6
Operating income	$30.9	$24.9	$190.6	$165.2
Capital expenditures	$86.5	$74.3	$231.3	$199.7

Net margin on natural gas sales	$152.1	$143.2	$548.5	$515.5
Transportation revenues	$21.2	$20.9	$72.2	$72.9
Net margin, excluding other revenues	$173.3	$164.1	$620.7	$588.4

Volumes (Bcf)
Natural gas sales
Residential	7.4	7.5	69.7	79.0
Commercial and industrial	3.6	3.7	22.4	25.5
Wholesale and public authority	0.3	0.2	1.5	1.7
Total volumes sold	11.3	11.4	93.6	106.2
Transportation	46.0	43.1	154.9	150.6
Total volumes delivered	57.3	54.5	248.5	256.8

Average number of customers (in thousands)
Residential	1,970	1,955	1,982	1,970
Commercial and industrial	155	154	158	157
Wholesale and public authority	3	3	3	3
Transportation	13	13	12	12
Total customers	2,141	2,125	2,155	2,142

Heating Degree Days
Actual degree days	24	9	5,088	6,008
Normal degree days	55	67	5,967	6,000
Percent colder (warmer) than normal weather	(56.4)%	(86.6)%	(14.7)%	0.1%

Statistics by State
Oklahoma
Average number of customers (in thousands)	859	853	866	861
Actual degree days	3	—	1,730	2,067
Normal degree days	2	14	1,968	2,012
Percent colder (warmer) than normal weather	50.0%	(100.0)%	(12.1)%	2.7%

Kansas
Average number of customers (in thousands)	632	629	638	636
Actual degree days	19	9	2,459	2,824
Normal degree days	52	52	2,965	2,965
Percent colder (warmer) than normal weather	(63.5)%	(82.7)%	(17.1)%	(4.8)%

Texas
Average number of customers (in thousands)	650	643	651	645
Actual degree days	2	—	899	1,117
Normal degree days	1	1	1,034	1,023
Percent colder (warmer) than normal weather	100.0%	(100.0)%	(13.1)%	9.2%